EXHIBIT 10

                         STANDBY PURCHASE AGREEMENT

          STANDBY PURCHASE AGREEMENT, dated as of November 16, 1994 (the "AGREEMENT"), by and among the Persons listed on Schedule I hereto (each a "PURCHASER" and collectively the "PURCHASERS"), the Persons listed on Schedule II hereto (each an "INVESTOR" and collectively the "INVESTORS") and SPS TECHNOLOGIES, INC., a Pennsylvania corporation (the "COMPANY"). Purchasers, Investors and the Company are sometimes collectively referred to as the "PARTIES" or individually as a "PARTY".

                                  RECITALS

          A. In connection with the raising of funds to reduce debt under the Company's Bank Credit Agreement and for other corporate purposes, the Company proposes to distribute to the record holders of its common stock, par value $1.00 per share (the "COMMON STOCK"), subscription rights (the "SUBSCRIPTION RIGHTS") to subscribe for and purchase up to approximately 515,000 shares of Common Stock (together with a like number of associated rights under the Company's Amended Rights Agreement (as defined below), the "UNDERLYING SHARES") at a purchase price of $24.50 per share (the "SUBSCRIPTION PRICE").

          B. The Company desires to sell to Purchasers, and Purchasers desire to purchase from the Company all Underlying Shares which, as of the date the Subscription Rights expire (the "EXPIRATION DATE"), have not been subscribed for by the exercise of the Subscription Rights (the "REMAINING SHARES").

          C. The issuance of the Subscription Rights and the purchase of the Common Stock upon the exercise of the Subscription Rights are herein collectively referred to as the "RIGHTS OFFERING".

          D. Contemporaneously with the execution of this Agreement, the Company will (i) amend the Rights Agreement dated as of November 11, 1988, and amended by Amendment No. 1 thereto dated as of January 22, 1991 between the Company and Mellon Bank (East) N.A., as Rights Agent, by executing Amendment No. 2 thereto dated as of November 16, 1994, substantially in the form attached hereto as Exhibit A ("AMENDMENT NO. 2") (collectively the "AMENDED RIGHTS AGREEMENT"); and (ii) enter into the Registration Rights Agreement among the Company, Purchasers and Investors, dated as of November 16, 1994 (the "REGISTRATION RIGHTS AGREEMENT").

          E. The Rights Offering and the purchase of the Remaining Shares by Purchasers pursuant to this Agreement, the Amended
     Rights Agreement and the Registration Rights Agreement are herein collectively referred to as the "TRANSACTIONS".

          NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements of the Parties, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the Parties agree as follows:

     1.   TERMS OF THE RIGHTS OFFERING

          The terms of the Rights Offering will be as follows:

          1.1 THE RIGHTS OFFERING. The Company will distribute to holders of Common Stock on the record date established by the Board of Directors, Subscription Rights to subscribe for and purchase the Underlying Shares. No fractional Subscription Rights or cash in lieu thereof will be distributed or paid by the Company.

          1.2 BASIC SUBSCRIPTION PRIVILEGE. Each holder of Subscription Rights will be entitled to purchase at the Subscription Price, on or prior to the Expiration Date (which shall not be later than December 16, 1994, or such further date as the Expiration Date may be extended to pursuant to Section 1.3 hereof), one share of Common Stock (and one (1) right issued pursuant to the Amended Rights Agreement (the "RIGHTS")) for each Subscription Right held (the "BASIC SUBSCRIPTION PRIVILEGE"). Purchasers shall exercise Purchasers' Basic Subscription Privilege by payment in full of the Subscription Price prior to the Expiration Date and otherwise pursuant to the terms of this Agreement and the Rights Offering.

          1.3 REGISTRATION STATEMENT. The Company has filed with the Securities and Exchange Commission ("SEC") a registration statement on Form S-3 (as it has been amended by Amendment No. 1 thereto and as it may be further amended, the "REGISTRATION STATEMENT") under the 1933 Act, including the prospectus included therein (as it has been amended by Amendment No. 1 to the Registration Statement and as it may be further amended, the "PROSPECTUS") for the registration under the 1933 Act of the offering and sale of the Underlying Shares. The Company may file one or more amendments to the Registration Statement or Prospectus, each of which will be furnished to and consented to by Purchasers prior to the filing thereof with the SEC, which consent shall not be unreasonably withheld or delayed (it being understood that the withholding of such consent shall be deemed to be reasonable if the proposed amendment reflects a change in the size of the Rights Offering, the Subscription Price, an extension of the Expiration Date by more than twenty (20) days, or a material modification of any other principal term of the Rights Offering).

          1.4  OTHER TERMS AND AMENDMENTS TO THE RIGHTS OFFERING.
     Subject to the provisions of paragraphs 1.1 and 1.2, all other terms of the Rights Offering are as described in the Prospectus.

     2.   PURCHASE AND SALE OF REMAINING SHARES

          2.1 PURCHASE AND SALE OF REMAINING SHARES. Upon the terms and conditions of this Agreement, the Company shall sell to Purchasers, and Purchasers shall purchase from the Company the Remaining Shares. The closing of the purchase of the Remaining Shares by Purchasers (the "CLOSING"/"CLOSING DATE") will take place (i) on the fifth (5th) business day following the Expiration Date, or (ii) at such other time and date as the Parties may designate by mutual written agreement. At Closing, the Company shall deliver to Purchasers (or their representative) stock certificates representing the Remaining Shares registered in the names and denominations requested by Purchasers in a written notice delivered to the Company at least two (2) business days prior to the Closing Date. Purchasers shall pay the aggregate purchase price for the Remaining Shares by delivery to the Company by wire transfer of immediately available funds in an amount equal to the result obtained by multiplying (x) the Subscription Price by (y) the number of Remaining Shares.

          2.2 It is understood and agreed among the Parties that in no event shall the total size of the Rights Offering exceed
     515,000 shares or $12,617,500 in gross proceeds.

          2.3 PURCHASERS' ACQUISITION AND BENEFICIAL OWNERSHIP OF STOCK. Purchasers covenant and agree that Purchasers (i) will exercise their Basic Subscription Privilege in full, and (ii) will purchase the Remaining Shares at the Subscription Price at Closing. Further, the Company acknowledges that (x) Purchasers may acquire Subscription Rights from other shareholders and exercise the Basic Subscription Privilege associated therewith prior to the Expiration Date, and (y) Purchasers and Investors may purchase shares of Common Stock after the Rights Offering.

     3.   PURCHASER'S AND INVESTOR'S REPRESENTATIONS AND WARRANTIES

          3.1  PURCHASER'S AND INVESTOR'S REPRESENTATIONS AND
     WARRANTIES. Each Purchaser and Investor individually represents and warrants to the Company that:

               3.1(a) If such Purchaser or Investor is other than an individual, such Purchaser or Investor is duly authorized and has all requisite corporate or other power to execute, deliver and perform this Agreement and the Registration Rights Agreement and to consummate the Transactions contemplated hereby and thereby, and no other corporate or other proceedings on the part of such Purchaser or Investor are necessary;

               3.1(b) This Agreement and the Registration Rights Agreement have been duly executed and delivered by such Purchaser or Investor and, assuming due execution and delivery of this Agreement and the Registration Rights Agreement by the Company, each is a valid and binding agreement of such Purchaser or Investor and is enforceable against such Purchaser or Investor in accordance with its terms, except to the extent that (i) enforcement hereof may be limited by (A) bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium or other laws now or hereafter in effect relating to creditors' rights generally, and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and (ii) rights to contribution and indemnification may be violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation);

               3.1(c) If such Purchaser or Investor is other than an individual, the execution, delivery and performance by such Purchaser or Investor of this Agreement and the Registration Rights Agreement and the purchase of and Beneficial Ownership of the Common Stock by such Purchaser pursuant to this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both constitute) a default under such Purchaser's or Investor's certificate of incorporation, partnership agreement or by-laws or similar organizational documents;

               3.1(d) No consent, approval, waiver, permit, order or authorization of, or registration, declaration, notification or filing with any governmental authority is required, with respect to such Purchaser or Investor acting individually or the Purchasers or Investors acting collectively, in connection with execution and delivery of this Agreement, the Rights Offering, the Registration Rights Agreement and the Amended Rights Agreement by Purchasers and Investors or the consummation of the Transactions contemplated hereby and thereby by Purchasers and Investors, except with respect to (i) the 1933 Act; (ii) the 1934 Act; (iii) the blue sky laws of various states; (iv) the requirements of the New York Stock Exchange (the "EXCHANGE REQUIREMENTS"); and (v) a "no action letter" to Purchasers from the SEC with respect to Purchasers' compliance with the 1934 Act in connection with purchases of Subscription Rights contemplated by paragraph 2.3 hereof (the "NO ACTION LETTER");

               3.1(e) Such Purchaser is acquiring the Common Stock for his or its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof;

               3.1(f) The Transactions to be consummated pursuant to this Agreement by Purchasers and Investors on or prior to the Closing Date hereunder are not subject to the reporting requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"); and

               3.1(g) Purchasers have adequate capital to fulfill their obligations under this Agreement.

          3.2 LIMITED REPRESENTATIONS AND WARRANTIES. Except as set forth in this Section 3, the Purchasers and Investors make no other representation, express or implied, to the Company.

     4.   COMPANY'S REPRESENTATIONS AND WARRANTIES

          4.1 COMPANY'S REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Purchasers and Investors that:

               4.1(a) The Company is a corporation duly organized, in good standing and presently subsisting under the laws of the Commonwealth of Pennsylvania and has the corporate power to own its respective properties and to carry on its respective businesses as now being conducted, and is in good standing in every jurisdiction in which the nature of the respective business conducted or property owned by it makes such qualification necessary, except for a failure which would not have a material adverse effect on the business, financial condition, liabilities or results of operations of the Company and its subsidiaries;

               4.1(b) The Company is duly authorized and has all requisite corporate power to execute, deliver and perform this Agreement, the Rights Offering, the Amended Rights Agreement and the Registration Rights Agreement and to consummate each of the Transactions contemplated hereby and thereby, and no other corporate or other proceedings on the part of the Company are necessary;

               4.1(c) Each of this Agreement, the Amended Rights Agreement and the Registration Rights Agreement has been duly executed and delivered by the Company, is a valid and binding agreement of the Company, and assuming due execution and delivery of this Agreement and the Registration Rights Agreement by the Purchasers and Investors, is enforceable against the Company in accordance with its terms, except to the extent that (i) enforcement hereof may be limited by (A) bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium or other laws now or hereafter in effect relating to creditors' rights generally, and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and (ii) rights to contribution and indemnification may be violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation);

               4.1(d) The execution, delivery and performance by the Company of this Agreement, the Rights Offering, the Rights Agreement and the Registration Rights Agreement do not violate or conflict with or result in a breach of or constitute or give rise to (or with notice or lapse of time or both constitute or give rise to) a default or a right of acceleration or termination under (i) the Articles of Incorporation or Bylaws (or any similar organizational document) of the Company or any of its subsidiaries, or (ii) any indenture, mortgage, bond, license, lease, permit, loan or credit agreement or any other material agreement to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries, or any of its or their properties or assets may be bound, or (iii) any statute, law, rule or regulation or any judgment or award, or any order, writ, injunction or decree pertaining to the Company or any of its subsidiaries;

               4.1(e) No consent, approval, waiver, permit, order or authorization of, or registration, declaration, notification or filing with any governmental authority is required in connection with the execution and delivery of this Agreement, the Rights Offering, the Registration Rights Agreement and the Amended Rights Agreement by the Company or the consummation of the Transactions contemplated hereby and thereby by the Company, except with respect to (i) the 1933 Act; (ii) the 1934 Act; (iii) the blue sky laws of various states; and (iv) the Exchange Requirements; and provided, however, that with respect to the HSR Act, this representation is made in reliance upon and subject to the accuracy of the representation set forth in Section 3.1(f).

               4.1(f) The Subscription Rights, when issued and delivered in accordance with the terms of the Rights Offering, will be validly issued, and no holder thereof is or will be subject to personal liability by reason of being such a holder; the Remaining Shares and the shares of Common Stock issuable upon the exercise of the Subscription Rights and the Rights to be issued in connection therewith, when issued or delivered and paid for in accordance with the terms of the Rights Offering and this Agreement, will be validly issued, fully paid and non-assessable, and no holder thereof is or will be subject to personal liability by reason of being such a holder; and the issuance of the Remaining Shares and the shares of Common Stock issuable upon the exercise of the Subscription Rights will not be subject to the preemptive rights of any shareholder of the Company;

               4.1(g) The Company has taken all valid corporate action to duly reserve such number of its authorized treasury shares of Common Stock as are deliverable upon consummation of purchases of Common Stock pursuant to the Rights Offering and this Agreement, and such shares of Common Stock are listed on the New York Stock Exchange in accordance with all Exchange Requirements and will continue to be so listed after the sale hereof to the Purchasers;

               4.1(h) The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock;

               4.1(i)  As of November 16, 1994 (i) 5,118,798 shares of
     Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, and (ii) 1,253,458 shares of Common Stock are held in Treasury, and except for the Subscription Rights, the Rights and 704,102 shares of Common Stock issuable upon exercise of options granted pursuant to the "SPS 1988 Long Term Incentive Stock Plan", as amended, there are no options, warrants, preemptive rights or other rights, or convertible securities outstanding providing for the issuance by the Company of any Common Stock or agreements, arrangements or commitments of any nature relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock or equity interest in the Company;

               4.1(j) The Company has filed all proxy statements, periodic reports (and any amendments thereto) and other documents required to be filed by it under the 1934 Act (collectively the "SEC REPORTS") and has made available to the Purchasers and Investors copies of its Annual Report on Form 10-K for the fiscal years ended December 31, 1993 and 1992, its Quarterly Report on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994, and the Company's Current Report on Form 8-K dated January 5, 1994, each as filed with the SEC;

               4.1(k) Each SEC Report is in compliance as to form in all material respects with the requirements of its respective report form and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except as may have been amended or supplemented in a subsequently filed SEC Report filed prior to the date hereof;

               4.1(l) The financial statements (including any related schedules and/or notes) included or incorporated by reference in the SEC Reports were prepared in accordance with generally accepted accounting principles consistently applied (except as indicated in the notes thereto) throughout the periods involved and fairly present the consolidated financial condition, results of operations and changes in financial position of the Company and its subsidiaries as of the dates thereof and for the periods ended on such dates (in each case subject, as to interim statements, to changes resulting from year-end adjustments);

               4.1(m) There has been no material adverse change in the business, financial condition, liabilities, or results of operations of the Company and its subsidiaries from that set forth in the balance sheet as of December 31, 1993, included in or incorporated by reference in the SEC Reports, other than changes disclosed or referred to in any subsequently filed SEC Reports filed prior to the date hereof or otherwise publicly disclosed by the Company since December 31, 1993, or as disclosed in the Prospectus;

               4.1(n) There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened by any public official or governmental authority, against the Company, or any of its subsidiaries or any of their respective properties or assets or before any court, arbitrator or governmental body, department, commission, board, bureau, agency or instrumentality, which (i) questions the validity of or seeks to restrain this Agreement or the Rights Offering, or any action taken or to be taken pursuant hereto or thereto, or (ii) except as is set forth in the SEC Reports or as disclosed in the Prospectus, which would result in any material adverse change in the business, financial condition, liabilities or results of operations of the Company and its subsidiaries; and

               4.1(o) The operations of the Company and its subsidiaries are being conducted in compliance in all material respects with all laws, regulations and ordinances, including, without limitation, those relating to pollution and the discharge of materials into the environment, equal employment opportunity and employee safety, in all jurisdictions in which the Company and its subsidiaries are presently doing business, except where the failure to effect such compliance would not have a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries or as disclosed in the Prospectus; the Company will use commercially reasonable efforts to comply with all such laws and regulations which may be legally applicable in the future in jurisdictions in which the Company and its subsidiaries may then be doing business;

               4.1(p) The Company, pursuant to the Rights Offering and this Agreement, is selling, conveying, transferring, assigning and delivering to each Purchaser of Common Stock all right, title and interest in and to such Common Stock being purchased by each such Purchaser, and the sale and delivery of such Common Stock will vest in the Purchasers good, valid and marketable title to such shares, free and clear of all restrictions (other than those imposed by the terms of this Agreement, the Registration Rights Agreement, the Amended Rights Agreement and applicable securities laws) and liens, security interests or adverse claims of any kind and nature assuming that the Purchasers purchased such Common Stock in good faith without notice of any adverse claims;

               4.1(q) The Company is not in default under, nor does any party have a right of acceleration or termination under, nor does any condition exist whereupon lapse of time or with notice will give rise to such a default or right of acceleration or termination under any indenture, mortgage, bond, license, lease, permit or loan agreement or any other agreement to which the Company or any of its subsidiaries is a party or by which any of their respective properties or assets may be bound, except to the extent such default is not reasonably likely to result in a material adverse change in the business, financial condition, liabilities or results of operations of the Company and its subsidiaries;

               4.1(r) The Registration Statement complies in all material respects with the requirements of the 1933 Act, and the Prospectus does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

               4.1(s) From the date of commencement of the Rights Offering until the Closing Date, the Company will not engage in any other public distribution of any of its securities; and

               4.1(t) No representation or warranty contained in this Agreement and no statement contained in any other writing provided to the Purchasers by the Company in connection with the Transactions contains any untrue statement of a material fact or omits to state a material fact necessary in order to make such representation, warranty or statement not misleading.

          4.2  LIMITED REPRESENTATIONS AND WARRANTIES OF COMPANY.
     Except as set forth in this Section 4, the Company makes no representation, express or implied, to the Purchasers and Investors.

     5.   CONDITIONS TO THE OBLIGATIONS OF PURCHASERS AND INVESTORS

          5.1 CONDITIONS TO THE OBLIGATIONS OF PURCHASERS AND INVESTORS. The obligation of Purchasers and Investors to consummate the Transactions is subject to the fulfillment, on or before the Closing Date, of all of the following conditions (except such of the following as will have been expressly waived in writing by Purchasers and Investors prior to the Closing
     Date):

               5.1(a) The representations and warranties of the Company contained in this Agreement will have been true and correct as of the date of this Agreement and as of the Closing Date, and the Company will have performed and complied in all material respects with all of its covenants and agreements required by this Agreement to be performed or complied with by it hereunder at or prior to the Closing Date;

               5.1(b) All consents, approvals, permits and authorizations required to be obtained from, and all filings required to be made with, any governmental authority in connection with the consummation of the Transactions will have been obtained or made;

               5.1(c) The Registration Statement will have become effective; if the filing of the Prospectus, or any supplement thereto, is required pursuant to rule 424(b) of the 1933 Act, the Prospectus, and any such supplement, will be filed in the manner and within the time period required by Rule 424(b) of the 1933 Act; and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been instituted or threatened;

               5.1(d) No litigation relating to the Rights Offering, this Agreement, the Registration Rights Agreement or Amendment No. 2 will be pending or, to the knowledge of any director or executive officer of the Company, threatened (orally or in writing), nor will any injunction relating thereto have been issued or any proceeding therefor be pending or, to the knowledge of any director or executive officer of the Company, threatened (orally or in writing);

               5.1(e) Except as otherwise consented to by the Purchasers and Investors, the terms of the Rights Offering contained in the Prospectus will not conflict with the provisions of this Agreement including, without limitation, the recitals and
     Section 1 hereof;

               5.1(f)  The Rights Offering will have been completed;

               5.1(g) The Underlying Shares and the Remaining Shares continue to be listed on the New York Stock Exchange, and no Party shall have been advised by the New York Stock Exchange or otherwise that an issue exists with respect to such listing;

               5.1(h) An amount equal to one-half of 1% of the gross proceeds to be received by the Company in connection with the Transactions shall have been paid by the Company to Purchasers as reimbursement to Purchasers for certain expenses incurred by them in connection with the Rights Offering (the "EXPENSE REIMBURSEMENT"); and

               5.1(i) Purchasers and Investors will have received a legal opinion of Aaron Nerenberg, General Counsel of the Company, in substantially the form attached hereto as Exhibit B.

          5.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Transactions is subject to the fulfillment, on or before the Closing Date, of the following conditions (except such of the following conditions as will have been expressly waived in writing by the Company on or prior to the Closing Date):

               5.2(a) The representations and warranties of Purchasers and Investors contained in this Agreement will have been true and correct at and as of the date of this Agreement and as of the Closing Date, and Purchasers and Investors will have performed and complied in all material respects with all of their covenants and agreements required by this Agreement to be performed or complied with by them hereunder at or prior to the Closing Date;

               5.2(b) All consents, approvals, permits and authorizations required to be obtained from, and all filings required to be made with, any governmental authority in connection with the consummation of the Transactions will have been obtained or made;

               5.2(c) The Registration Statement will have become effective; if the filing of the Prospectus, or any supplement thereto, is required pursuant to Rule 424(b) of the 1933 Act, the Prospectus, and any such supplement, will be filed in the manner and within the time period required by Rule 424(b) of the 1933 Act; and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been instituted or threatened; and

               5.2(d)  The Rights Offering will have been completed.

     6.   INDEMNIFICATION

          6.1 INDEMNIFICATION OF PURCHASERS AND INVESTORS BY THE COMPANY. The Company hereby agrees to indemnify and hold harmless Purchasers, Investors, each other Person, if any, which controls any Purchaser or Investor within the meaning of the 1933 Act, and their respective officers, directors, partners and Affiliates (collectively, the "INDEMNITEES") against any losses, claims, damages, expenses or liabilities, joint or several, to which the Indemnitees may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or the Prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the Rights Offering, this Agreement, the Amended Rights Agreement and the Registration Rights Agreement, and will reimburse the Indemnitees for any legal or other expenses reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, damage, expense, liability or action; provided, however, that the Company will not be liable in any such case (x) described in paragraph 6.1(i) if and to the extent that any such loss, claim, damage, expense or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in reliance upon and in conformity with information pertaining to the Indemnitees (as opposed to information pertaining to the Company, the Rights Offering generally or this Agreement and the other agreements related thereto generally) furnished to the Company by any Indemnitee in writing specifically for use in the Registration Statement or the Prospectus, or (y) described in paragraph 6.1(ii) if and to the extent that any such loss, claim, damage, expense or liability is found in a final judgment by a court of competent jurisdiction to have resulted from the bad faith or gross negligence of the Indemnitees, or to have resulted from Purchasers' violation of Rule 10b-6, 10b-7 or 10b-8 under the 1934 Act, unless the actions were performed at the written request of or with the written consent of the Company; provided further, however, that in no event shall the Company be obligated to indemnify and hold harmless the Indemnitees against losses which the Indemnitees may incur solely as a result of the price at which the Indemnitees acquired Subscription Rights or Common Stock in connection with the Rights Offering. Such indemnity will remain in full force and effect regardless of any reasonable investigation made by or on behalf of the Indemnitees.

          6.2 INDEMNIFICATION OF THE COMPANY BY PURCHASERS AND INVESTORS. Purchasers and Investors hereby agree to indemnify and hold harmless the Company, each Person, if any, who controls the Company within the meaning of the 1933 Act, and each officer and director of the Company against all losses, claims, damages, expenses or liabilities to which the Company or such officer or director or controlling Person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or the Prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse the Company and each such officer, director and controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, damage, expense, liability or action; provided, however, that Purchasers and Investors will be liable hereunder in any such case, if and only to the extent that any such loss, claim, damage, expense or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to Purchasers, Investors or their controlling Persons (as opposed to information pertaining to the Company, the Rights Offering generally or this Agreement and the other agreements related thereto generally) that is furnished in writing to the Company by Purchasers or Investors specifically for use in the Registration Statement or the Prospectus.

          6.3 INDEMNIFICATION CLAIM BY EITHER PARTY. Promptly after receipt by an indemnified Party hereunder of notice of the commencement of any action, such indemnified Party will, if a claim in respect thereof may be made against the indemnifying Party hereunder, notify the indemnifying Party in writing thereof, but the omission so to notify the indemnifying Party will not relieve the indemnifying Party from any liability which the indemnifying Party may have to any indemnified Party hereunder except to the extent such indemnifying Party is prejudiced by such failure to so notify, nor will it relieve the indemnifying Party from any liability which the indemnifying Party may have to any indemnified Party other than under this Agreement. In case any such action will be brought against any indemnified Party, it will notify the indemnifying Party of the commencement thereof and the indemnifying Party will be entitled to participate in and, to the extent it wishes, to assume and undertake the defense thereof with counsel satisfactory to such indemnified Party, and after notice from the indemnifying Party to such indemnified Party of its election so to assume and undertake the defense thereof, the indemnifying Party will not be liable to such indemnified Party under this Section 6 for any legal expenses subsequently incurred by such indemnified Party in connection with the defense thereof; provided, however, that, if the defendants in any such action include both the indemnified Party and the indemnifying Party and the indemnified Party will have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying Party or if the interests of the indemnified Party reasonably may be deemed to conflict with the interests of the indemnifying Party, the indemnified Party will have the right to select separate counsel and to control the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying Party as incurred.

          In any such action, any indemnified Party will have the right to retain its own counsel, but, except as provided above, the fees and disbursements of such counsel will be at the expense of such indemnified Party unless (i) the indemnifying Party will have failed to retain counsel for the indemnified Party as aforesaid, or (ii) the indemnifying Party and such indemnified Party will have mutually agreed to the retention of such counsel. It is understood that the indemnifying Party will not, in connection with any action or related actions in the same jurisdiction, be liable for the fees and disbursements of more than one separate law firm qualified in such jurisdiction to act as counsel for the indemnified Party and will not be obligated to pay the fees and expenses of more than one counsel (and any required local counsel) for all parties indemnified by such indemnifying Party with respect to such claim, unless in the reasonable judgment of any indemnified Party the interests of such indemnified Party may be deemed to conflict with any other of such indemnified Parties with respect to such claim. The indemnifying Party will not be liable for any settlement of any proceeding effected without its prior written consent. With such consent in the case of a settlement, or if there be a final judgment for the plaintiff, the indemnifying Party agrees to indemnify the indemnified Party from and against any loss or liability by reason of such settlement or judgment.

          6.4 CONTRIBUTION. If the indemnification provided for in this Section 6 is unavailable for any reason or insufficient to hold harmless an indemnified Party in respect of any losses, claims, damages, liabilities or actions referred to herein, then each indemnifying Party will in lieu of indemnifying such indemnified Party contribute to the amount paid or payable by such indemnified Party as a result of such losses, claims, damages, liabilities or actions in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and Purchasers and Investors, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or actions as well as any other relevant equitable considerations. The relative fault will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by the Company, on the one hand, or Purchasers and Investors, on the other hand, and to the Parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Parties hereto agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by any method of allocation which did not take account of the equitable considerations referred to above in this paragraph. Subject to the provisions of this Section 6, the amount paid or payable by an indemnified Party as a result of the losses, claims, damages, liabilities or actions in respect thereof, referred to above in this paragraph, will be deemed to include any legal or other expenses reasonably incurred by such indemnified Party in connection with investigating or defending any such action or claim.

          6.5 PURCHASERS' AND INVESTORS' LIMITED INDEMNIFICATION AND CONTRIBUTION. In no event shall Purchasers' and Investors' aggregate indemnification and contribution obligations under this
     Section 6 exceed the amount obtained by multiplying the Subscription Price by the number of Remaining Shares.

     7.   AMENDMENT OF AMENDED RIGHTS AGREEMENT

          7.1  AMENDMENT OF AMENDED RIGHTS AGREEMENT.
     Contemporaneously with the execution of this Agreement, the Company has executed the Amended Rights Agreement, and agrees until November 16, 2000 to further amend or supplement the Amended Rights Agreement as necessary to ensure that neither the Purchasers, Investors nor their respective Affiliates, individually or together, shall be deemed an "Acquiring Person" (as defined in the Amended Rights Agreement) or are the cause of a "Section 11(a)(ii) Event" (as defined in the Amended Rights Agreement) by virtue solely of their acquisition and Beneficial Ownership of the Common Stock with voting power not in excess of the "PERCENTAGE LIMITATION" (as defined in paragraph 14.3).

          7.2 ACTION BY BOARD OF DIRECTORS. The Board of Directors of the Company has, pursuant to Subchapter F of Chapter 25 of the Pennsylvania Business Corporation Law ("SUBCHAPTER F"), taken all necessary and appropriate action to provide that the restrictions on "business combinations" (as defined in SECTION2554 of Subchapter F) set forth in Subchapter F will not apply to any of the Purchasers, Investors or their Affiliates with respect to their acquisition of Common Stock having voting power in excess of 20% of the Total Voting Power; provided, that the acquisition of Common Stock or any other event which would render such Purchasers, Investors or Affiliates an "interested shareholder"
     (as defined in SECTION2553 of Subchapter F) does not result in the Purchasers, Investors and their Affiliates, individually or together, Beneficially Owning Common Stock with voting power in excess of the Percentage Limitation.

          7.3 FURTHER AMENDMENT OF AMENDED RIGHTS AGREEMENT. If, prior to November 16, 2000, the Company shall amend or supplement the Amended Rights Agreement to increase the "Acquiring Person" and "Section 11(a)(ii) Event" threshold percentage above eighteen percent (18%) (including, without limitation, by way of any amendment of the definition of "Exempted Person" under the Amended Rights Agreement) generally or with respect to any particular Person or otherwise allow any other Person to become the Beneficial Owner of Common Stock representing in excess of 18% of the Total Voting Power, then, (i) the Percentage Limitation shall be automatically increased to 110% of such increased threshold percentage, provided, however, that with respect to any amendment of the "Exempted Person" definition to authorize an increase in the Beneficial Ownership to more than thirty percent (30%) of the Common Stock (the "GABELLI GROUP INCREASE") by the group known as GAMCO Investors/Gabelli Funds, Inc. (as constituted for purposes of the most recent Schedule 13D, filed by such group prior to the date hereof), the Percentage Limitation shall be increased pro-rata to the Gabelli Group Increase, and (ii) the Company shall take all action necessary to permit Purchasers, Investors and their Affiliates to acquire or Beneficially Own Common Stock not in excess of the Percentage Limitation, including, without limitation, any necessary amendment of the Amended Rights Agreement.

          7.4 PURCHASERS' RESTRICTIONS ON ACQUISITION OF COMMON STOCK. Except for this Agreement, the Amended Rights Agreement, the Registration Rights Agreement, Section 3.11 of the Company's Bylaws, Subchapter F and applicable securities laws (and assuming receipt by Purchasers of the No Action Letter), the Company is unaware of any restrictions on the Purchasers', Investors' or their Affiliates' ability to acquire shares of Common Stock or exercise rights relating to shares of Common Stock. The Company shall not (i) take any action to prevent or interfere with the Purchasers', Investors' or their Affiliates' ability to legally acquire or Beneficially Own Common Stock with voting power not in excess of the Percentage Limitation or (ii) take any action that would interfere with or adversely affect the Purchasers', Investors' or their Affiliates' rights with respect to Common Stock having voting power not in excess of the Percentage Limitation.

     8.   PURCHASERS' AND INVESTORS' RESTRICTIONS

          8.1 PURCHASERS' AND INVESTORS' RESTRICTIONS. Purchasers and Investors agree that until the earlier of (x) two (2) weeks prior to the deadline for the submission of shareholder proposals or shareholder nominees to the Board of Directors in connection with the Company's annual meeting of its shareholders scheduled for the calendar year 2000 (it being understood that the Company shall provide the Purchasers and Investors with at least two (2) weeks' prior notice of such deadline), and (y) November 16, 2000, without the Company's prior written consent, Purchasers and Investors will not and will cause their Affiliates not to, directly or indirectly, acting alone or in concert with others:

               8.1(a) Make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined in Regulation 14A promulgated by the SEC pursuant to Section 14 of the 1934 Act) or votes relating to the Common Stock, or other voting stock of the Company (except as to any proxies that may be given pursuant to paragraph 8.2), or request, or take any action to obtain or retain any list of holders of any securities of the Company for such purposes, or initiate or propose any shareholder proposal or participate in the making of, or solicit shareholders for the approval of, one or more shareholder proposals relating to the Company;

               8.1(b) Deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any voting agreement or arrangements, except for agreements, arrangements or understandings among any of the Purchasers, Investors or their Affiliates and except as provided herein;

               8.1(c) Form, join or in any way participate in a group (other than the group consisting of certain of the Purchasers, Investors and their respective Affiliates, successors and assigns, as such group was identified in the joint Schedule 13D filed by certain of the Purchasers and Investors prior to the date hereof, and as such group may be reconstituted as a result of the withdrawal from the group of certain members thereof or the addition to the group of Affiliates of certain members thereof) with respect to any Common Stock, or any securities the ownership of which would make the owner thereof a Beneficial Owner of Common Stock;

               8.1(d) Except as expressly contemplated herein, make any offer or proposal to acquire the Company, its securities or assets or solicit or propose to effect or negotiate with any Person any form of business combination or similar transaction with, a change in control of, or any restructuring, recapitalization or other extraordinary transaction involving, the Company, its securities or assets;

               8.1(e) Seek representation on the Company's Board of Directors (except for the Board representation agreed to pursuant to this Agreement) or the removal of any directors or a change in the composition or size of the Board of Directors of the Company;

               8.1(f) Make any request to amend or waive any provision of this Agreement, which request would require the public disclosure by the Company or any Purchaser, Investor or any Affiliate of a Purchaser or Investor to avoid violating federal securities law;

               8.1(g) Disclose any intent, purpose, plan or proposal with respect to the Company, its Board of Directors, management, policies or affairs or its securities or assets or this Agreement that if effected would result in a violation of any of the provisions of this paragraph 8.1, including any intent, purpose, plan or proposal that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any provision of this Agreement, or take any action that would require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

               8.1(h) Take any actions challenging the validity or enforceability, in whole or in part, of the Amended Rights Agreement as in effect on the date hereof, or proposing, seeking or compelling the redemption of any Rights (provided that the foregoing shall not preclude action solely challenging the validity or enforceability of any amendment to the Amended Rights Agreement effected after the date hereof); or

               8.1(i) Assist, advise, or encourage any Person with respect to, or seek to do, any of the foregoing; provided that the Purchasers, Investors and their Affiliates shall not be prohibited (I) pursuant to the provisions of this paragraph 8.1 from making any offer or proposal if the Company's Board of Directors requests in writing that such offer or proposal be made, or (II) pursuant to paragraph 8.1(d) from purchasing additional securities in open market brokerage transactions, privately negotiated transactions or transactions with the Company or any "Subsidiary" (as that term is defined in Rule 12b-2 under the 1934 Act) of the Company, provided that, after giving effect to any such purchase, Purchasers, Investors and their Affiliates do not Beneficially Own Common Stock in excess of the Percentage Limitation. Anything to the contrary notwithstanding, nothing in this paragraph 8.1 shall prevent a Purchaser, Investor or Affiliate thereof in his capacity as a Director of the Company from discussing with the Company or its Board of Directors any matter referred to in paragraph 8.1(d) or paragraph 8.1(g), provided that (y) such discussions do not require disclosure pursuant to any federal securities law by any Purchaser, Investor or Affiliate thereof or by the Company, and (z) no Purchaser, Investor or Affiliate thereof makes any public filing or disclosure regarding such discussions. Notwithstanding (z) in the preceding sentence, no Purchaser, Investor or Affiliate thereof shall be prohibited from making a public filing or disclosure regarding such discussions if the Company or any of its Affiliates makes a prior public filing or disclosure regarding such discussions that the Company was not required to make pursuant to any federal securities law solely as a result of such discussions.

          Notwithstanding any restriction set forth in paragraph 8.1(a)-(i) to the contrary, if (A) any Person publicly makes a bona fide offer to acquire a majority of the Company's outstanding Common Stock and the Company's Board of Directors does not reject or otherwise take a position in opposition to such offer within 120 days after such offer is made and such offer remains outstanding, or (B) any Person makes a bona fide offer to acquire a majority of the Company's outstanding Common Stock, and either (i) the Company's Board of Directors has determined that accepting such offer is in the best interests of shareholders of the Company, or (ii) the Board of Directors of the Company decides to seek competing offers or proposes to effect or negotiate with any Person any form of business combination or similar transaction with the Company or proposes, in response to such bona fide offer, a recapitalization, share repurchase, extraordinary dividend or other similar extraordinary transaction involving the Company, its securities or assets, the applicability of the restrictions set forth in paragraph 8.1(a)-
     (i) shall be waived without any action on the part of the Company or the Board of Directors of the Company solely to the limited extent necessary to allow any Purchaser, Investor or any Affiliate thereof to make a competing offer to the Company's Board of Directors to acquire the Company or its securities or its assets. The Purchasers, Investors and their Affiliates shall not take any action pursuant to the foregoing sentence that would require public disclosure of such bona fide offer or competing offer prior to the public disclosure of such bona fide offer by either the Company or the offeror thereof.

          8.2 QUORUM. Until the earlier of (x) November 16, 2000, and (y) the day before the date of the Company's annual meeting of shareholders for calendar year 2000, each Purchaser and Investor shall take such action as may be required so that all shares of Common Stock Beneficially Owned directly or indirectly by it or any Affiliate shall be present for quorum purposes, in person or represented by proxy, at every meeting of shareholders of the Company and at any shareholders meeting for the election of Directors. Each Purchaser and Investor agrees to provide to the Persons acting as proxies in respect of proxies solicited by the Board of Directors with a proxy granting such Persons discretionary votes for the election of Directors at such meeting, except to the extent that such shares are voted in favor of the election of Eric M. Ruttenberg (and any other designees to which the Purchasers and Investors may be entitled pursuant to this Agreement) to the Board of Directors in order to insure such election as provided in paragraph 10 of this Agreement.

          8.3 VOTING. Until the earlier of (x) November 16, 2000, and (y) the day before the date of the Company's annual meeting of shareholders for calendar year 2000, with respect to any matter submitted to the Company's shareholders for approval, the Purchasers and Investors covenant and agree that all shares of Common Stock which are directly or indirectly Beneficially Owned by the Purchasers, Investors and their Affiliates, other than those shares of Common Stock which represent voting power of up to ten percent (10%) of the Total Voting Power (such shares of Common Stock, other than those representing up to 10% of the Total Voting Power being, the "RESTRICTED SHARES") (i) will be voted in accordance with the recommendation of the majority of the Company's entire Board of Directors, and (ii) with respect to any matter which, pursuant to the Company's by-laws, requires the approval of an 80% super majority of the Company's shareholders, notwithstanding the provisions of the foregoing clause (i) of this paragraph 8.3, the Restricted Shares will be voted pro-rata in accordance with the vote of the Company's shareholders (ignoring, for purposes of determining such pro-rata allocation, votes cast with respect to shares of Common Stock directly or indirectly Beneficially Owned by the Purchasers, Investors and their Affiliates which are not Restricted Shares).

          8.4 FIDUCIARY DUTY. Nothing contained in this paragraph 8 shall be deemed in any way to prohibit or limit any Purchaser, Investor or Affiliate thereof acting in his capacity as a Director from exercising his fiduciary duties as a Director of the Company by participating in discussions, voting or other actions relating to the Board of Directors.

     9.   RESTRICTIONS ON TRANSFER

          9.1 RESTRICTIONS ON TRANSFER. The Purchasers and Investors covenant and agree that until November 16, 2000, without the prior written consent of the Company, neither they nor any of their Affiliates will, directly or indirectly, sell, transfer or otherwise dispose of (each a "DISPOSITION"), shares of Common Stock representing in excess of 10% of the Total Voting Power to any one Person in any transaction or series of transactions, unless such Person agrees in writing to be bound by the terms of this Agreement. Upon any Disposition of shares of Common Stock representing 10% or less of the Total Voting Power to any one (1) Person in any transaction or series of transactions, such shares of Common Stock shall no longer be subject to the restrictions contained in this Agreement.

          9.2 LIMITATION ON TRANSFER RESTRICTIONS. Notwithstanding the fact that paragraph 9.1 may otherwise be applicable, the restrictions imposed by paragraph 9.1 shall not apply to the following Dispositions:

               9.2(a) The tender of shares of Common Stock pursuant to any tender offer for shares of Common Stock, or the Disposition of shares of Common Stock in connection with any merger, consolidation or other extraordinary transaction involving the Company;

               9.2(b) The Disposition of shares of Common Stock in connection with a merger, consolidation, liquidation or dissolution, or the death or incapacity of any Purchaser, Investor or any Affiliate thereof; provided, that the successors or distributees of such Purchaser, Investor or Affiliate agree in writing to be bound by the terms of this Agreement;

               9.2(c) The Disposition of shares of Common Stock to any Purchaser, Investor or any Affiliate thereof; provided, that such Purchaser, Investor or Affiliate agrees in writing to be bound by the terms of this Agreement; and

               9.2(d) The Disposition of shares of Common Stock pursuant to a registration right provided for in the Registration Rights Agreement.

          9.3 PLEDGE OF COMMON STOCK. Nothing in this Agreement shall prohibit a bona fide pledge of, or the granting of a security interest in, shares of Common Stock to an institutional lender for money borrowed.

     10.  REPRESENTATION ON COMPANY BOARD OF DIRECTORS

          10.1 MR. RUTTENBERG - BOARD OF DIRECTORS. Eric M. Ruttenberg ("MR. RUTTENBERG") serves on the Company's Board of Directors as a member of Class III, having been elected at the 1993 annual meeting of the shareholders and will be subject to re-election at the 1996 annual meeting of the shareholders. The Company agrees that during the period that this Agreement is in effect, the Company will exercise all authority under applicable law to cause Mr. Ruttenberg to be re-elected or appointed to the Company's Board of Directors, including, without limitation, (i) including Mr. Ruttenberg in the slate of nominees recommended by the Board of Directors to the shareholders at each annual meeting of the shareholders at which the Class III Directors are scheduled for election, (ii) soliciting proxies in favor of the election of Mr. Ruttenberg, and (iii) voting discretionary proxies in favor of the election of Mr. Ruttenberg. Notwithstanding the foregoing, if, the Board of Directors reasonably determines by a two-thirds (2/3) majority vote at a duly constituted meeting of the Board of Directors that Mr. Ruttenberg's nomination to serve as a member of the Board of Directors would be materially adverse to the interests of the Company due to Mr. Ruttenberg's conviction of a crime or other conduct bearing on Mr. Ruttenberg's integrity, the Purchasers and Investors may designate another individual to be appointed to the Board of Directors pursuant to paragraph 10.3.

          10.2 ADDITIONAL DIRECTORS. In the event that the number of members of the Company's Board of Directors shall be more than eight (8), the Purchasers and Investors, during the period that this Agreement is in effect, shall be entitled to propose an individual to fill the first out of each three (3) Board positions beyond eight (8) (for example, the Purchasers and Investors shall be entitled to nominate the individual to fill the ninth, twelfth, etc. position on the Board of Directors). An individual or individuals proposed by the Purchasers and Investors reasonably acceptable to the Company's Board of Directors shall be appointed to fill such newly created Board position as a member of a class of directors whose term does not expire during the period that this Agreement is in effect or, if such term expires during the period that this Agreement is in effect, the Company shall, in the manner required by paragraph 10.1, undertake to facilitate the re-election or appointment of such individual(s) to the Company's Board of Directors.

          10.3 REPLACEMENT OF MR. RUTTENBERG. In the event that prior to the termination of this Agreement, Mr. Ruttenberg, or any other member of the Board nominated by the Purchasers and Investors under this Agreement, shall cease to be a member of the Company's Board of Directors as a result of his death, disability, resignation (other than a resignation relating to a termination of this Agreement), or failure to be re-nominated pursuant to the last sentence of paragraph 10.1, the Purchasers and Investors shall be entitled to propose an individual to fill the vacancy on the Company's Board of Directors thereby created. An individual proposed by the Purchasers and Investors and reasonably acceptable to the Company's Board of Directors shall be appointed to fill such vacancy.

          10.4 APPROVAL OF MR. RUTTENBERG OR DESIGNEE. The Board of Directors agrees that none of the current members of the Board of Directors, the Company or any Affiliate of any of the foregoing, will, directly or indirectly, alone or in concert with others, seek the removal of any Director elected or appointed pursuant to this paragraph 10 other than for cause. In addition, the Board of Directors will, unless otherwise required in the exercise of its fiduciary duties, recommend that shareholders of the Company vote against any proposal to remove a Director elected or appointed pursuant to this paragraph 10 other than for cause and will solicit proxies in opposition to any such proposal.

          The Company agrees that if it enters into any written agreement with any shareholder of the Company providing for the appointment or election of an individual proposed by such shareholder to the Board of Directors, the Company will obtain the written agreement of any such shareholder and such shareholder's nominee to the Board of Directors that neither such shareholder nor any of its Affiliates nor such shareholder's nominee to the Board of Directors nor any of its Affiliates will directly or indirectly, alone or in concert with others seek the removal or oppose the re-election of a Director elected or appointed pursuant to this paragraph 10 other than for cause.

          10.5 COMMITTEES OF THE BOARD OF DIRECTORS. Mr. Ruttenberg serves as a member of the Executive Compensation and Stock Option Committee of the Board of Directors and shall not be removed from the Executive Compensation and Stock Option Committee so long as he is a member of the Board of Directors of the Company. In addition, Mr. Ruttenberg serves as a member of the Directors Committee and the Audit Committee of the Board of Directors and shall not be removed from such committees so long as he is a member of the Board of Directors of the Company. Mr. Ruttenberg shall also be appointed to the Executive Committee of the Board of Directors (or such other committee, if any, that serves the functions typically served by an executive committee of the board of directors of a corporation) and shall not be removed from such committee so long as he is a member of the Board of Directors of the Company. In the event that Mr. Ruttenberg or any Director elected or appointed pursuant to this paragraph 10 shall cease to be a member of the Board of Directors as a result of his death, disability or resignation (other than a resignation relating to a termination of this Agreement) the vacancy created thereby on each committee of the Board of Directors of the Company shall be filled by the Person who fills the vacancy on the Board of Directors pursuant to paragraph 10.3.

          10.6 PURCHASERS' AND INVESTORS' COMPLIANCE WITH AGREEMENT. Notwithstanding the foregoing provisions of this paragraph 10, the Purchasers and Investors shall be entitled to designate nominees for election to the Board of Directors of the Company only if the Purchasers, Investors and their Affiliates are acting in material compliance with this Agreement and, as of the record date for the shareholders' meeting at which such nominees will be considered for election to the Board, the Purchasers, Investors and their respective Affiliates Beneficially Own, in the aggregate, Common Stock representing at least 10% of the Total Voting Power (the "10% REQUIREMENT"); provided, however, that if the Company issues additional shares of Common Stock and if, after such issuance, the percentage of Total Voting Power with respect to Common Stock Beneficially Owned by the Purchasers, Investors and their respective Affiliates is decreased, then the 10% Requirement shall be decreased by an amount in proportion to the decrease in the percentage of Total Voting Power of the Purchasers, Investors and their respective Affiliates.

          10.7 REMOVAL OF MR. RUTTENBERG OR DESIGNEE. If Mr. Ruttenberg (or any other member of the Board nominated by Purchasers and Investors pursuant to paragraph 10.2 or 10.3) is removed from the Board of Directors of the Company, other than pursuant to paragraph 10.3, or the shareholders fail to re-elect Mr. Ruttenberg (or any other member of the Board nominated by Purchasers and Investors pursuant to paragraph 10.2) to the Board of Directors of the Company, this Agreement shall immediately terminate and neither the Purchasers, Investors nor any of their Affiliates nor the Company shall have any further obligation pursuant to this Agreement, provided, however, that following any such termination and until November 16, 2000, the provisions of
     Section 7 shall survive and continue in full force and effect.

     11.  BREACH OF AGREEMENT

          11.1 EQUITABLE REMEDIES FOR BREACH OF AGREEMENT. The Purchasers and Investors, on the one hand, and the Company, on the other hand, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to equitable relief (including injunction and specific performance) in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, as a remedy for any such breach or to prevent any breach of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach or anticipatory breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the Parties hereof. The Parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and the United States of America located in the Commonwealth of Pennsylvania for any suits, actions or proceedings arising out of or relating to this Agreement.

     12. STOCK RESTRICTION LEGENDS

          12.1  STOCK RESTRICTION LEGENDS.  Upon issuance of the
     Common Stock pursuant to this Agreement and the Rights Offering, and so long as the Disposition of such Common Stock is subject to restriction pursuant to this Agreement, the certificates evidencing such Common Stock (and all securities issued in exchange therefor or substitution thereof) shall bear the following legend:

          THE SALE, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS CONTAINED IN AN AGREEMENT, DATED AS OF NOVEMBER 16, 1994 BETWEEN SPS TECHNOLOGIES, INC. AND THE PURCHASERS AND INVESTORS SET FORTH THEREIN, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF SPS TECHNOLOGIES, INC. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH RESTRICTIONS ON SALE, TRANSFER OR OTHER DISPOSITION; PROVIDED, HOWEVER, THAT SUCH SECURITIES MAY BE PLEDGED TO AN INSTITUTIONAL LENDER AS SECURITY FOR MONEY BORROWED.

          In addition, upon issuance thereof and so long as such Common Stock is subject to voting restrictions pursuant to this Agreement, the certificates evidencing such Common Stock (and all securities issued in exchange therefor or substitution thereof) shall bear the following legend:

          THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING RESTRICTIONS SET FORTH IN AN AGREEMENT DATED AS OF NOVEMBER 16, 1994, BETWEEN SPS TECHNOLOGIES, INC. AND THE PURCHASERS AND INVESTORS SET FORTH THEREIN, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF SPS TECHNOLOGIES, INC.

          12.2 EXCHANGE OF CERTIFICATE OF COMMON STOCK UPON TERMINATION. Upon termination of this Agreement or upon any Disposition of shares of Common Stock pursuant to the terms of this Agreement under circumstances where such shares of Common Stock are no longer subject to the restrictions contained in this Agreement, the Company shall issue new certificate(s) without the restrictive legends required by this paragraph 12 in exchange for the legended certificate(s) representing such shares of Common Stock.

     13.  TERMINATION

          13.1 TERMINATION BY PURCHASERS AND INVESTORS PRIOR TO CLOSING DATE/EFFECT. Purchasers and Investors acting collectively may, upon notice to the Company, given at any time on or before Closing, terminate collectively and only collectively, this Agreement and the Registration Rights Agreement, upon the occurrence of (i) a material adverse change in the business, financial condition, liabilities or results of operations of the Company and its subsidiaries occurring on or after the date of this Agreement; (ii) a suspension of trading in the Company's Common Stock on the New York Stock Exchange; or
     (iii) a "stop order" issued by the SEC suspending the effectiveness of the Registration Statement covering the Underlying Shares, or a suspension of trading in securities generally on the New York Stock Exchange; (iv) a material default or breach by the Company with respect to the due and timely performance of the Company's agreements contained herein or with respect to the Company's representations and warranties and such material default or breach has not been, or is not susceptible of being with diligent efforts, cured prior to the Closing; (v) entry of a judgment or order by any court or governmental authority restraining, prohibiting or materially adversely interfering with the Rights Offering, this Agreement, the Registration Rights Agreement or Amendment No. 2.; or (vi) the Rights Offering has not been completed by the Expiration Date (as such may be extended in accordance with this Agreement). Upon termination by Purchasers and Investors pursuant to the provisions of this paragraph 13.1, this Agreement, the Registration Rights Agreement and Amendment No. 2 to the Amended Rights Agreement shall, except as otherwise provided in Section 13.4, be deemed terminated, null and void and of no further force and effect, and there shall be no liability on the part of the Parties or their respective officers or directors, except for liability arising out of any breach or default hereunder.

          13.2 TERMINATION BY THE COMPANY PRIOR TO CLOSING DATE/EFFECT. The Company may, upon notice to Purchasers and Investors, given at any time on or before Closing (A) terminate collectively and only collectively, this Agreement, the Registration Rights Agreement and Amendment No. 2 to the Amended Rights Agreement, upon the occurrence of (i) a suspension of trading in the Company's Common Stock on the New York Stock Exchange; or (ii) a "stop order" issued by the SEC suspending the effectiveness of the Registration Statement covering the Underlying Shares, or a suspension of trading in securities generally on the New York Stock Exchange; (iii) entry of a judgment or order by any court or governmental authority restraining, prohibiting or materially adversely interfering with the Rights Offering; or (iv) a material default or breach by Purchasers and Investors with respect to the due and timely performance of the Purchaser's and Investor's agreements contained herein or with respect to Purchaser's and Investor's representations and warranties and such material default or breach has not been, or is not susceptible of being with diligent efforts, cured prior to the Closing, and (B) terminate the Rights Offering upon the occurrence of any event set forth in clauses
     (i), (ii) and (iii) of this paragraph 13.2, and upon such termination, this Agreement, the Registration Rights Agreement, Amendment No. 2 to the Amended Rights Agreement and the Rights Offering (if terminated pursuant to clause (B) of this paragraph 13.2) shall, except as otherwise provided in the next sentence and in Section 13.4, be deemed terminated, null and void and of no further force and effect, and there shall be no liability on the part of the Parties or their respective officers or directors, except for liability arising out of any breach or default hereunder. Further, the Company may, subject to compliance with the Exchange Requirements and upon written notice to Purchasers and Investors given at any time on or before Closing, terminate the Rights Offering and this Agreement upon a determination by the Company, in the exercise of its fiduciary responsibilities, that the consummation of the Rights Offering is not in the best interest of the Company, provided, however, that in the event of any such termination (x) Amendment No. 2 to the Amended Rights Agreement, (y) the provisions of Sections 7, 8 and
     13.4 of this Agreement, and (z) the Registration Rights Agreement shall survive and continue in full force and effect until such time as they would have otherwise terminated pursuant to the provisions of paragraph 13.3 below or, in the case of the Registration Rights Agreement, pursuant to its terms.

          13.3 TERMINATION OF AGREEMENT ON AND AFTER THE CLOSING DATE. This Agreement shall terminate on and after the Closing Date without further action by the Parties upon the earliest to occur of (i) November 16, 2000, (ii) the date upon which the Purchasers and their Affiliates no longer Beneficially Own shares of Common Stock representing in excess of 10% of the Total Voting Power, and (iii) an event contemplated by paragraph 10.7 hereof.

           13.4  SURVIVAL OF CERTAIN PROVISIONS.  The provisions of
     Section 6 of this Agreement shall survive and continue in full force and effect, notwithstanding any termination of this Agreement. In the event of any termination of this Agreement, other than a termination by the Company pursuant to Section 13.2(A)(iv), the Company shall nevertheless be obligated to pay to Purchasers the Expense Reimbursement contemplated by Section 5.1(h) hereof.

     14.  MISCELLANEOUS PROVISIONS

          14.1 ENTIRE AGREEMENT. This Agreement (together with the Rights Offering, the Amended Rights Agreement and the Registration Rights Agreement) contains the entire understandings of the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and understandings, whether written or oral, between the Parties relating to the subject matter hereof, and this Agreement may not be amended except by a writing signed by the Parties. Except as otherwise provided herein, this Agreement is not assignable by either of the Parties. This Agreement shall be binding upon, and inure to the benefit of, the respective successors and permitted assigns of the Parties. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

          14.2 NOTICE. Any notices and other communications required to be given pursuant to this Agreement shall be in writing and shall be given by delivery by hand, by mail (registered or certified mail, postage prepaid, return receipt requested), by telecopy or telex, as follows:

               If to the Company:

                    SPS Technologies, Inc.
                    Jenkintown Plaza
                    101 Greenwood Avenue, Suite 470
                    Jenkintown, PA 19046
                    Attention:  General Counsel

               With a copy to:

                    Andrew C. Culbert, Esquire
                    Masterman, Culbert & Tully
                    One Lewis Wharf
                    Boston, MA 02110

               If to any Purchaser or Investor:

                    The address of such Purchaser or Investor set forth on Schedule I or Schedule II hereto.

               With a copy to:

                    Paul T. Schnell, Esquire
                    Skadden, Arps, Slate, Meagher & Flom
                    919 Third Avenue
                    New York, NY 10022

     or to such other addresses as either the Company or any Purchaser or Investor shall designate to the other by notice in writing.

          14.3 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

          "AGREEMENT" means this Standby Purchase Agreement among
     Purchasers, Investors and the Company.

          "AFFILIATE" shall have the meaning ascribed thereto in Rule 12b-2 of the 1934 Act.

          "AMENDED RIGHTS AGREEMENT" has the meaning given in Recital
     D.

          "AMENDMENT NO. 2" has the meaning given in Recital D.

          "BASIC SUBSCRIPTION PRIVILEGE" has the meaning given in paragraph 1.2.

          "BENEFICIALLY OWN" with respect to any securities and "BENEFICIAL OWNERSHIP" shall mean having beneficial ownership as determined pursuant to Rule 13d-3 under the 1934 Act.

          "BUSINESS DAY" shall mean any day on which the New York
     Stock Exchange is open for trading.

          "CLOSING/CLOSING DATE" has the meaning given in paragraph
     2.1.

          "COMMON STOCK" has the meaning given in Recital A.

          "COMPANY" means SPS Technologies, Inc., a Pennsylvania corporation.

          "DISPOSITION" has the meaning given in paragraph 9.1.

          "EXCHANGE REQUIREMENTS" means the requirements of the New York Stock Exchange for listed companies.


          "EXPENSE REIMBURSEMENT" has the meaning given in paragraph
     5.1(h).

          "EXPIRATION DATE" has the meaning given in Recital B.

          "GABELLI GROUP INCREASE" has the meaning given in paragraph
     7.3.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          "INVESTORS" means the Persons listed on Schedule II hereto.

          "NO ACTION LETTER" has the meaning given in paragraph
     3.1(d).

          "PARTY" means individually Purchasers, Investors or the Company.

          "PERCENTAGE LIMITATION" as used herein shall mean 20% of the Total Voting Power as may be increased from time to time pursuant to Section 7.3 hereof); provided, however, that if as a result of any recapitalization, repurchase or other action by the Company, the aggregate Total Voting Power Beneficially Owned by the Purchasers, Investors and their respective Affiliates shall be increased to more than 20%, then the Percentage Limitation shall be increased to such increased percentage. In no event shall the Purchasers and their Affiliates be deemed to have exceeded the Percentage Limitation if (i) the Purchasers and their Affiliates shall have exceeded the then applicable Percentage Limitation by not more than 1% of the Total Voting Power, (ii) the Board of Directors of the Company shall have determined that such action was inadvertent, and (iii) the Purchasers, Investors and their Affiliates shall have reduced their Beneficial Ownership to within the then applicable Percentage Limitation within twenty
     (20) days of receipt of notice from the Company indicating that the Purchasers, Investors and their Affiliates have exceeded the Percentage Limitation.

          "PERSON" shall mean any individual, partnership, joint venture, corporation, trust, incorporated organization, government or department or agency of a government, or any other entity that would be deemed to be a "person" under Section
     13(d)(3) of the 1934 Act.

          "PROSPECTUS" has the meaning given in paragraph 1.3.

          "PURCHASERS means the Persons listed on Schedule I hereto.

          "REGISTRATION RIGHTS AGREEMENT" has the meaning given in Recital D.

          "REGISTRATION STATEMENT" has the meaning given in paragraph
     1.3.

          "REMAINING SHARES" has the meaning given in Recital B.

          "RESTRICTED SHARES" has the meaning given in paragraph 8.3.

          "RIGHTS" has the meaning given in paragraph 1.2.

          "RIGHTS OFFERING" has the meaning given in Recital C.

          "SEC" means the Securities and Exchange Commission.

          "SEC REPORTS" has the meaning given in paragraph 4.1(i).

          "SUBCHAPTER F has the meaning given in paragraph 7.2.

          "SUBSCRIPTION PRICE" has the meaning given in Recital A.

          "SUBSCRIPTION RIGHTS" has the meaning given in Recital A.

          "TOTAL VOTING POWER" at any time shall mean the total combined voting power for the general election of directors of the Company.

          "TRANSACTIONS" has the meaning given in Recital E.

          "UNDERLYING SHARES" has the meaning given in Recital A.

          "1933 ACT" means the Securities Act of 1933, as amended.

          "1934 ACT" means the Securities Exchange Act of 1934, as amended.

          14.4 DISPOSITION OF PURCHASER OR AFFILIATE. For the purposes of this Agreement, any Disposition of control of any Purchaser, Investor or Affiliate thereof by the Persons controlling such Purchaser, Investor or Affiliate on the date hereof (other than such a disposition to another Purchaser, investor or Affiliate thereof) shall be deemed to constitute the Disposition of the Common Stock Beneficially Owned by such Purchaser, Investor or Affiliate.

          14.5 HSR ACT. Each of the Parties covenants and agrees that within 14 days of a written request by any Purchaser or Investor (i) it will make all filings required under the HSR Act in connection with the Purchasers', Investors' and their Affiliates' acquisition and/or Beneficial Ownership of Common Stock having voting power up to the Percentage Limitation, and
     (ii) it will otherwise use its best efforts and cooperate fully with the other Parties to obtain any approvals that may be required under the HSR Act in connection the Purchasers', Investors' and their Affiliates' acquisition and/or Beneficial Ownership of Common Stock having voting power up to the Percentage Limitation. The Company agrees to reimburse Purchasers, Investors and their Affiliates in the amount of any filing fees actually paid with respect to filings required under the HSR Act in connection with the Purchasers', Investors' and their Affiliates' acquisition and/or Beneficial Ownership of Common Stock having voting power up to the Percentage Limitation.

          14.6 FURTHER UNDERTAKINGS. Subject to the terms and conditions of this Agreement, each of the Parties hereby agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, rules and regulations to consummate and make effective the Transactions, including using its best efforts to obtain all necessary waivers, consents, and approvals. In case at any time after the execution of this Agreement, further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of the Parties shall take all such necessary action.

          14.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

          14.8 SEVERABILITY. If any provision of this Agreement is, becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, then, to the maximum extent permissible, such provision shall be deemed amended to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the agreement of the parties, such provision shall be stricken and the remainder of this Agreement shall remain valid and continue in full force and effect.


          IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the day and year first above written.

                                   SPS TECHNOLOGIES, INC.

                                   By:/s/ Charles W. Grigg
                                      ___________________________
                                      Charles W. Grigg, Its
                                      Chairman and Chief Executive
                                      Officer, hereunto duly
                                      authorized

                                   PURCHASERS:

                                   TINICUM ENTERPRISES, INC.

                                   By:/s/ James H. Kasschau
                                      ____________________________
                                      Name:  James H. Kasschau
                                      Title: President

                                   TINICUM INVESTORS

                                   By:/s/ Eric M. Ruttenberg
                                      ____________________________
                                      Name:  Eric M. Ruttenberg
                                      Title: General Partner

                                   RUTCO INCORPORATED

                                   By:/s/ James H. Kasschau
                                      ____________________________
                                      Name:  James H. Kasschau
                                      Title: President

                                   TINICUM FOREIGN INVESTMENTS
                                   CORPORATION

                                   By:/s/ James H. Kasschau
                                      ____________________________
                                      Name:  James H. Kasschau
                                      Title: President

                                   TINICUM ASSOCIATES, G.P.
                                   By:  Tinicum Associates, Inc.,
                                        Managing Partner

                                   By:/s/ James H. Kasschau
                                      ____________________________
                                      Name:  James H. Kasschau
                                      Title: President

                                   /s/ Putnam L. Crafts, Jr.
                                   _______________________________
                                   PUTNAM L. CRAFTS, JR.

                                   /s/ James H. Kasschau
                                   _______________________________
                                   JAMES H. KASSCHAU

                                   INVESTORS:

                                   RIT CAPITAL PARTNERS plc

                                   By:/s/ Clive Gibson
                                      ____________________________
                                      Name:  Clive Gibson
                                      Title: Director


                                   J. ROTHSCHILD CAPITAL MANAGEMENT
                                   LIMITED

                                   By:/s/ P. R. Griffiths
                                      ____________________________
                                      Name:  P. R. Griffiths
                                      Title: Director

                                   ST. JAMES'S PLACE CAPITAL plc

                                   By:/s/ Clive Gibson
                                      ____________________________
                                      Name:  Clive Gibson
                                      Title: Director


                                 SCHEDULE 1
                                     TO
                         STANDBY PURCHASE AGREEMENT
                       DATED AS OF NOVEMBER 16, 1994

                     NAMES AND ADDRESSES OF PURCHASERS

     Tinicum Enterprises, Inc., a Delaware corporation
     Tinicum Investors, a Delaware general partnership
     Tinicum Associates, G.P., a Delaware general partnership
     Tinicum Foreign Investments Corporation, a Delaware Corporation RUTCO Incorporated, a Delaware corporation
     James H. Kasschau
     c/o Tinicum Enterprises, Inc.
     900 Stewart Avenue
     Garden City, NY 11530

     Putnam L. Crafts, Jr.
     130 Stevens Lane
     Far Hills, NJ 07931


                                 SCHEDULE 2

                                     TO

                         STANDBY PURCHASE AGREEMENT

                       DATED AS OF NOVEMBER 16, 1994

                      NAMES AND ADDRESSES OF INVESTORS

     RIT Capital Partners plc, a United Kingdom corporation
     J Rothchild Capital Management Limited, a United Kingdom corporation St. James's Place Capital plc, a United Kingdom corporation
     c/o Tinicum Enterprises, Inc.
     900 Stewart Avenue
     Garden City, NY 11530